UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 7, 2016

Dell Technologies Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37867	80-0890963
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Dell Way
Round Rock, Texas		78682
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (800) 289-3355

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

As previously reported, on September 7, 2016, EMC Corporation, a Massachusetts corporation (“EMC”), became a wholly-owned subsidiary of Dell Technologies Inc. (the “Company”) as a result of the merger of Universal Acquisition Co., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), with and into EMC, with EMC surviving the merger as a wholly-owned subsidiary of the Company (the “Merger”). The Merger was effected pursuant to the Agreement and Plan of Merger, dated as of October 12, 2015, by and among the Company, Dell Inc., a Delaware corporation (“Dell”), Merger Sub and EMC, as amended by the First Amendment to Agreement and Plan of Merger, dated as of May 16, 2016, by and among the Company, Dell, Merger Sub and EMC (as so amended, the “Merger Agreement”). In connection with the closing of the Merger, and as also previously reported, effective on September 7, 2016, the Company filed with the Secretary of State of the State of Delaware the Company’s Fourth Amended and Restated Certificate of Incorporation which, among other matters, authorized five new classes of common stock, including the Company’s new Class C common stock (the “Class C Common Stock”).

In connection with the Merger and in accordance with the Merger Agreement, certain executives holding unvested restricted stock units of EMC (“EMC RSUs”) were given the opportunity to elect to exchange each unvested EMC RSU held by such executives that would otherwise have vested in the ordinary course on or after January 1, 2017 for (a) a deferred cash award having a cash value equal to the closing price of a share of EMC common stock on the last trading day before the closing date of the Merger, or $29.05, and (b) an option (a “rollover option”) to purchase a share of Class C Common Stock (the “rollover opportunity”). The rollover options will have a three-year term and a per share exercise price equal to the fair market value of a share of Class C Common Stock on the date of grant, or $27.50, and, to the extent vested, may be exercised using a cashless exercise method for both the exercise price and the applicable minimum required tax withholding (subject to certain limitations). Each deferred cash award will vest, and each rollover option will vest and thereby become exercisable, on the same schedule as the EMC RSU for which they were exchanged (with any performance-vesting condition deemed satisfied at the target level of performance upon the closing of the Merger). As of the date of this report, the Company expects to issue, pursuant to the rollover opportunity, options to purchase up to 1,779,100 shares of Class C Common Stock.

In addition, in connection with the Merger and in accordance with the Merger Agreement, certain EMC executives were given the opportunity to purchase from the Company, for cash and at fair market value, shares of Class C Common Stock (the “cash investment opportunity”). As of the date of this report, the Company expects to issue, pursuant to the cash investment opportunity, up to approximately 262,000 shares of Class C Common Stock, for a purchase price equal to $27.50 per share, resulting in aggregate cash consideration to the Company of approximately $7,205,000.

The issuance and sale of the shares of Class C Common Stock and of the options to purchase Class C Common Stock are made in reliance on the private offering exemption from registration under the Securities Act of 1933, as amended, afforded by Section 4(a)(2) thereof and Regulation D thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dell Technologies Inc.

Date: September 13, 2016	By:	/s/ Janet B. Wright
Janet B. Wright
Senior Vice President and Assistant Secretary
(Duly Authorized Officer)